Exhibit 10.3

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the         day of            between                       (“Recipient”) and deCODE genetics, Inc. (the “Corporation”).

WHEREAS, on                     , the Administrator approved the issuance of restricted stock pursuant to the terms and conditions of this Agreement and subject to the provisions of the Corporation’s 2006 Equity Incentive Plan, as amended from time to time (the “Plan”);

NOW, THEREFORE, it is agreed as follows:

1.                                      Consideration.  In consideration of           , Corporation is issuing                      (the “Shares”) of common stock, $0.001 par value (“Common Stock”), of the Corporation to the Recipient.

2.                                      Vesting.   The Shares shall vest and be free of all restrictions otherwise imposed by this Agreement as set forth on Schedule A.

3.                                      Issuance and Retention of Share Certificates.  Promptly after the execution of this Agreement by the Recipient, the Corporation, at its discretion, shall cause The Bank of New York, the transfer agent for the Common Stock (together with its successors and assigns, the “Transfer Agent”), to either (i) make a book entry record showing ownership for the Shares in the name of the Recipient subject to the terms and conditions of this Agreement, or (ii) issue one or more share certificates evidencing the Shares; provided, that until such time as the Shares shall vest, the Corporation shall retain such share certificates and the Recipient shall deliver such stock powers with respect to the Shares, endorsed in blank, as the Corporation may request.  The Shares shall be issued from Common Stock reserved for issuance pursuant to the Plan.  The Recipient understands that the Corporation will, and the Recipient hereby authorizes the Corporation to, issue such instructions to the Transfer Agent as the Corporation may deem necessary or proper to comply with the intent and purposes of this Agreement.

4.                                      Release of Shares.  Within thirty (30) days of vesting, the Corporation shall deliver to the Recipient a certificate evidencing the ownership of all of the Shares that have so vested (the “Vested Shares”) or, at the request of the Recipient, shall arrange for a transfer of the Vested Shares in book entry form to a brokerage account designated by the Recipient.

5.                                      Forfeiture.  In the event of the Recipient’s termination of employment or service with the Corporation or a Subsidiary prior to vesting, all Shares (other than Vested Shares) shall be forfeited.

6.                                      Transferability.  The Recipient shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of or encumber any Shares other than Vested Shares, which shall be freely transferable, subject to applicable securities laws.

7.                                      Rights as a Stockholder.  The Recipient shall not have any rights as a stockholder, including, without limitation, the right to vote and to receive dividends, with respect to any Shares other than Vested Shares.

8.                                      Investment Purpose.  The Recipient represents that the Shares are being acquired for investment and that the Recipient has no present intention to transfer, sell or otherwise dispose of the Shares, except in compliance with applicable securities laws, and the parties agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of this Agreement.

9.                                      Election Under Section 83(b) of the Code.

                                                                                                (a)                                The Recipient understands that Section 83 of the United States Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares (or zero is no payment is made for the Shares) and the Fair Market Value of the Shares as of the date on which the Shares are substantially vested, within the meaning of Section 83. The Recipient understands that he may elect to have his taxable income determined at the time he acquires the Shares rather than when and as the Shares have vested by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares. The Recipient understands that failure to make a timely filing under Section 83(b) will result in his recognition of ordinary income, as the Shares vest, on the difference between the purchase price, (or zero if no payment is made for the Shares) and the Fair Market Value of the Shares at the time such vesting occurs. The Recipient further understands, however, that if Shares with respect to which an election under Section 83(b) has been made are forfeited to the Corporation, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (or zero if no payment is made) by the Recipient for the forfeited Shares over the amount realized (if any) upon their forfeiture.  If the Recipient has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Recipient understands that he will be unable to recognize any loss on the forfeiture of the Shares even though the Recipient incurred a tax liability by making an election under Section 83(b).

                                                                                                (b)                               The Recipient understands that he should consult with his tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement.  Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Recipient.  The Recipient acknowledges that he has been advised to consult with a tax advisor regarding the tax consequences to the Recipient of the acquisition of Shares hereunder.  ANY ELECTION UNDER SECTION 83(b) THE RECIPIENT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE RECIPIENT ACQUIRES THE SHARES.  THIS TIME PERIOD CANNOT BE EXTENDED.  THE RECIPIENT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE RECIPIENT’S SOLE RESPONSIBILITY.

(c)                                The Recipient will notify the Corporation in writing if he files an election pursuant to Section 83(b) of the Code.  The Corporation intends, in the event it does not receive from the Recipient evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to the Recipient in the absence of such an election.

10.                               Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, which is incorporated into and forms a part of this Agreement; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan.  Except where the context clearly implies or indicates the contrary, all capitalized terms used herein shall have the meaning ascribed to them in the Plan.  A copy of the Plan may be obtained by the Recipient from the office of the Secretary of the Corporation

11.                               Successors, Assigns and Heirs.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Corporation and the heirs and personal representatives of the Recipient.

12.                               Governing Law.  This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

13.                               Amendment.  This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Corporation and the Recipient.

14.                               Not A Service Or Employment Contract.  This Agreement is neither a service nor an employment contract.  Nothing in this Agreement shall be deemed to: (i) create in any way whatsoever any obligation on the Recipient’s part to continue any relationship which he might have as an Employee,  Non-Employee Director or Consultant for the Corporation or any Subsidiary or (ii) obligate the Corporation or any Subsidiary, or their respective stockholders, boards of directors, officers or employees to continue any relationship which the Recipient might have as an Employee, Non-Employee Director or Consultant for the Corporation or Subsidiary.

15.                               Notices.  Any notices provided for in this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Corporation to the Recipient, five (5) days after deposit in the mail, postage prepaid, addressed to the recipient at the address specified below or at such other address as the Recipient hereafter designates by written notice to the Corporation.

16.                               Gender.  Whenever the context requires, words denoting gender in this Agreement shall include the masculine, feminine and neuter.

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IN WITNESS WHEREOF, the parties have signed this Restricted Stock Agreement as of the date first written above.

deCODE genetics, Inc.

By:
Name: Kari Stefansson
Title: Chairman and Chief Executive Officer

ATTACHMENTS:

Schedule A: Vesting Schedule

deCODE genetics, Inc. 2006 Equity Incentive Plan

RECIPIENT

Name:
Address:

Schedule A

Vesting Schedule